UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 6, 2012
(Date of Report)

September 3, 2012
(Date of Earliest Event Reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On September 3, 2012, Sotheby's entered into a 10-year equity joint venture agreement (the “Joint Venture Agreement”) with Beijing GeHua Art Company, a Chinese State-Owned Enterprise that is part of GeHua Cultural and Development Group (“GeHua”). Establishment of the joint venture is subject to approval from the Chinese government; there can be no assurance that such approval will be received.

The Joint Venture Agreement will allow Sotheby's to take advantage of a planned free port project that GeHua is developing within the Tianzhu Free Trade Zone in Beijing (the “Beijing Free Port”), which will serve as a tax-advantaged storage location and provide a platform for art-related auctions and private selling exhibitions of non-cultural relics, travelling exhibitions, and educational activities. The date of completion of the Beijing Free Port and the commencement and scope of any storage, auction or private selling activities by the joint venture, as well as any earnings or losses resulting from the operation of the joint venture, are uncertain. However, management believes that the Joint Venture Agreement will strategically enhance Sotheby's long-term presence in mainland China and allow it to potentially capitalize on the opportunities presented by the Chinese art market, which Sotheby's currently serves through its existing operations in Hong Kong. (See statement on Forward Looking Statements.)

In addition to operating in the Beijing Free Port, under certain conditions the Joint Venture Agreement permits the joint venture to conduct both auctions and private selling exhibitions within other designated venues in Beijing. During the term of the Joint Venture Agreement, GeHua will not allow any other company to conduct auctions, or specified competitors to conduct selling exhibitions, within its authorized areas of the Beijing Free Port and is restricted from partnering with any specified competitors to hold auctions or private selling exhibitions outside the Beijing Free Port. Sotheby's is not restricted by the Joint Venture Agreement from holding auctions in China through separate subsidiaries.

Upon approval of the Joint Venture Agreement by the Chinese government, Sotheby's will initially invest $1.2 million in exchange for 80% ownership of the joint venture, while GeHua will invest $0.3 million in exchange for 20% ownership. The Board of Directors of the joint venture consists of five members, with four members (including the Chairman) appointed by Sotheby's. Structural changes to the joint venture require the unanimous vote of the Board of Directors, while all other decisions require a super majority of two-thirds of the vote. In addition, Sotheby's will be responsible for the day-to-day management of the joint venture.

The Joint Venture Agreement may be immediately terminated by either Sotheby's or GeHua in the event: (i) of the unauthorized transfer or pledge of shares of the joint venture, (ii) one of the parties to the agreement has not taken steps to ensure compliance with Chinese laws, (iii) of non-compliance with Chinese or international anti-corruption laws, in particular, the Foreign Corrupt Practices Act in the United States, (iv) of material breach of contract, (v) of non-agreed changes to the joint venture arising from the Chinese government approval process, or (vi) of a change in control of the other party. In addition, upon 30 days' notice, the Joint Venture Agreement may be terminated by either Sotheby's or GeHua in the event: (i) Sotheby's loses control of the joint venture for any reason, (ii) the joint venture loses more than 20,000,000 RMB (approximately $3.1 million), (iii) ceases to carry on business or becomes unable to pay its debts as they become due, (iv) capital contributions are not made when due, or (v) upon standard force majeure events.

Sotheby's may immediately terminate the Joint Venture Agreement in the event: (i) of revocation of GeHua's right to develop the Beijing Free Port, (ii) of non-approval of the joint venture by the Chinese government, (iii) of a failure to receive or revocation of the joint venture's auction license in China, (iv) of revocation of the bonded status of the Tianzhu Free Trade Zone or the Beijing Free Port, or (iv) of termination by Sotheby's of its trademark license with the joint venture. In addition, Sotheby's has an option that allows it to put its joint venture ownership interest to GeHua at any time during the term of the Joint Venture Agreement at a price in excess of its initial investment in the Joint Venture.

Because the joint venture is a foreign-invested enterprise under Chinese law, all changes in shareholding and constitution of the joint venture will be subject to approval by the Chinese government, including in the event Sotheby's is seeking to terminate the Joint Venture Agreement, exercise its put option, or wind up the joint venture. Accordingly, Sotheby's ability to activate and operate the joint venture and enforce the Joint Venture Agreement provisions could be constrained by the Chinese government and other unforeseen circumstances.

FORWARD LOOKING STATEMENTS

This Form 8-K contains certain forward looking statements; as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby's. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief Accounting Officer

Date:	September 6, 2012

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